Exhibit 10.9.9

EXECUTION VERSION

EIGHTH AMENDMENT TO THE CAPACITY PURCHASE AGREEMENT

This Eighth Amendment (this “Amendment”) to that certain Capacity Purchase Agreement, among United Airlines, Inc., a Delaware corporation (“United”), Mesa Airlines, Inc., a Nevada corporation (“Contractor”), and Mesa Air Group, Inc., a Nevada corporation (“Parent”), dated as of August 29, 2013 (as previously amended by the parties thereto, the “Agreement”) is entered into by and between United, Contractor and Parent and is effective as of June 6, 2016.

WHEREAS, the parties desire to amend certain provisions of the Agreement in accordance with the terms and conditions of this Amendment.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Section 2.4(b)(ii) is hereby amended to delete the last sentence thereof and replace it with the following:

“Notwithstanding anything to the contrary in this Agreement, (i) any 2.4(b) Notice given by United with respect to the EETC Aircraft must be given with respect to all of the EETC Aircraft and (ii) the provisions of clause (i) and the two provisos of the immediately preceding sentence shall not apply to any 2.4(b) Notice with respect to the EETC Aircraft or any Secured Loan Aircraft.”

2.	Section 3.6 is hereby amended to add the following after Section 3.6(d):

“(e) Ownership Rate For Secured Loan Aircraft. As compensation for the cost of ownership of each Secured Loan Aircraft, United shall pay to Contractor an amount equal to each regularly scheduled payment of principal and interest with respect to the loan under the Secured Loan Agreement with respect to such Secured Loan Aircraft on or before the first Business Day before the payment date on which such payment is due under the applicable Secured Loan Agreement (the “Secured Loan Ownership Rate”), provided that United shall have no obligation to make any Secured Loan Ownership Rate payment with respect to a Secured Loan Aircraft (x) to the extent United shall have paid the corresponding principal and interest payment pursuant to United’s guaranty under the applicable Secured Loan Transaction and United has not been reimbursed as of the date such Secured Loan Ownership Rate payment is due or (y) if such payment would otherwise first become due on any such payment date that occurs after the earliest of (i) the date of withdrawal of such Secured Loan Aircraft from the capacity purchase provisions of this Agreement, (ii) the date of purchase of such Secured Loan Aircraft by United, and (iii) the date that all principal of and interest on the loans under the Secured Loan Agreements with respect to such Secured Loan Aircraft shall have been paid in full, and such Secured Loan Aircraft shall cease to be a Secured Loan Aircraft on such earliest date. United shall be entitled to set-off against its obligation to make any Secured Loan Ownership Rate payment with respect to any Secured Loan Aircraft any amount that United shall have paid under United’s guaranty with respect to any due and unpaid Contractor obligation under the related Secured Loan Transaction for which United has not been reimbursed as of the date such Secured Loan Ownership Rate payment is due.”

3.	Section 3.7 is hereby amended by inserting after the fourth sentence in the last paragraph thereof the following:

“The preceding provisions of this Section 3.7 shall only apply to the EETC Transaction.”

4.	Article III is hereby amended to add the following after Section 3.7:

“3.8 Secured Loan Financings

(a)         United and Contractor will make good faith efforts to finance the Contractor’s acquisition of each Secured Loan Eligible Aircraft on the terms set forth in the three separate “Indicative Outline Proposal of Terms and Conditions”, one each with Norddeutsche Landesbank Girozentrale, Credit Industriel et Commercial and Commonwealth Bank of Australia, dated May 6, 2016, May 10, 2016, and May 5, 2016, respectively, subject to such changes as Contractor and United shall agree. The size, advance rate, coupon, term, and amortization profile of the loan under each Secured Loan Transaction shall be acceptable to Contractor and are subject to United’s prior written approval.

(b)         Unless otherwise agreed by United in writing, if any Secured Loan Eligible Aircraft is financed in a Secured Loan Transaction, Contractor will contribute approximately US $[***] toward the purchase of each of such Secured Loan Aircraft, which amount will be adjusted to equal the actual purchase price of such Secured Loan Aircraft less the amount of debt funded, including the junior loan, for such Aircraft.

(c)         Each of United and Contractor shall bear its own costs and expenses (including legal fees and expenses of its counsel) incurred in connection with any Secured Loan Transaction, provided that United shall pay to SkyBlue Capital LLC the arranger’s fees with respect to the Secured Loan Transactions agreed between United and SkyBlue Capital LLC and United shall reimburse Contractor for (i) any “Arrangement Fee” and any “Commitment Fee” paid by Contractor pursuant to any Secured Loan Agreement, (ii) any amounts paid by Contractor to any lender or secured party pursuant to any Secured Loan Agreement in respect of expenses incurred by such lender or secured party (including reasonable fees and disbursements of counsel to such party) in connection with the preparation, negotiation, execution or delivery of such Secured Loan Agreement and the other transaction documents related thereto and any subsequent amendment to such Secured Loan Agreement or any such other document, and (iii) any amounts paid by Contractor pursuant to any Secured Loan Agreement with respect to fees and expenses of FAA counsel in connection with any Secured Loan Transaction.

(d)         United shall reimburse Contractor for (i) any amounts Contractor is required to and has paid to any lender pursuant to a Secured Loan Agreement in respect of such lender’s increased costs attributable to such lender acquiring or holding any note issued under such Secured Loan Agreement, or any reduction in any amount receivable by such lender in respect of such note, in any case resulting from a change in law or a regulatory change, (ii) any amounts Contractor is required to and has paid to any initial lender under a Secured Loan Agreement in respect of liquidity breakage costs arising from such initial lender fixing the applicable margin with respect to such Secured Loan Agreement or (iii) any amounts Contractor is required to pay and has paid to or for the benefit of any lender pursuant to a Secured Loan Agreement with respect to taxes imposed on payments under such Secured Loan Agreement.

(e)         If the loans advanced to Contractor under a Secured Loan Transaction relating to a Secured Loan Aircraft shall have been prepaid in full at the instruction of United and using funds provided or arranged by United, United shall have the option, exercisable by giving Contractor at least ten Business Days’ written notice, to effect a refinancing of such Secured Loan Aircraft simultaneously with or subsequent to such prepayment on terms not worse for Contractor to more than a de minimis extent than those under the applicable Secured Loan Transaction (in which case the net proceeds from such refinancing shall be paid to United or its designee and the Secured Loan Ownership Rate shall be adjusted to cover regularly scheduled payments of principal and interest with respect to such new loan secured by such Secured Loan Aircraft). In connection with any transaction pursuant to the preceding sentence, United and Contractor shall use commercially reasonable efforts to cause any such transaction to be closed and shall execute and deliver documentation customary for the applicable transaction and reasonably acceptable to the parties thereto. United shall pay or cause to be paid all expenses of any such refinancing and shall reimburse Contractor for its reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel) incurred in connection with such refinancing.

(f)         If any lender or any secured party on behalf of any lender under any Secured Loan Transaction shall have exercised remedies following any “Event of Default” (howsoever defined) under any Secured Loan Agreement or related security agreement due solely to a United Bankruptcy Default or due to Contractor’s failure to make any payment of principal or interest when due with respect to any loan made under any Secured Loan Agreement and such Contractor payment default is due solely to United’s failure to timely make any Secured Loan Ownership Rate payment when required under this Agreement (each, a “United Precipitated Default”), United shall reimburse Contractor for all amounts required to be paid by Contractor to or on behalf of any lender under the applicable Secured Loan Agreement or related transaction documents with respect to such “Event of Default” including, without limitation, default interest, breakage costs, indemnity payments and any other fees, costs and expenses payable to such lender or any secured party on behalf of such lender, but excluding any amounts to the extent arising from or attributable to a breach by Contractor of any of its obligations under circumstances where such Contractor breach does not arise from or is not attributable to such United Precipitated Default.

(g)         If a United Bankruptcy Default shall have occurred and be continuing, within 30 days after the date of such occurrence Contractor may, without the consent of United, (i) pay the principal of, accrued interest on and all other amounts due with respect to the loans under any Secured Loan Transaction pursuant to Section 2.5 of the related Secured Loan Agreements (senior and junior) or (ii) arrange for the complete release of United from all obligations with respect to any Secured Loan Transaction in lieu of such repayment coupled with repayment of any junior loan with respect to which United is the holder of the related promissory note, following which Contractor may elect to withdraw from the capacity purchase provisions of this Agreement the Secured Loan Aircraft with respect to such Secured Loan Transaction(s) by giving written notice of withdrawal to United within 30 days after the occurrence of such United Bankruptcy Default. Such notice shall specify the Termination Date with respect to the Secured Loan Aircraft, which shall be five (5) Business Days after the date of such notice. Prior to the Termination Date, United shall deliver to Contractor an irrevocable written Wind-Down Schedule beginning on such Termination Date, which may not provide for the withdrawal of any Secured Loan Aircraft on any date more than thirty (30) days after the Termination Date. Contractor shall determine which specific Secured Loan Aircraft shall be withdrawn on all dates as required by, and in accordance with, the Wind-Down Schedule.

(h)         Notwithstanding anything in this Agreement to the contrary, Contractor shall not be required to operate, and shall not be in breach of this Agreement or otherwise liable to United for damages or compensation under any provision of this Agreement including, without limitation, Section 8.4, arising out of or attributable to any failure of Contractor to operate any Secured Loan Aircraft the operation of which by Contractor is precluded by the exercise of remedies by or on behalf of any lender under any Secured Loan Agreement or related security agreement in connection with a United Bankruptcy Default.”

5.	Section 10.1(a) is hereby amended by adding the following after the last sentence thereof:

“Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated with respect to one or more Secured Loan Aircraft at a time when any such Secured Loan Aircraft is subject to a Secured Loan Security Interest, the provisions of Section 10.1 shall not apply to such Secured Loan Aircraft.”

6.	Section 10.6(a) is hereby amended to insert at the end of the first sentence thereof the following:

“; and provided, further, that no security interest shall be granted hereby in any property to the extent that such grant is prohibited by any agreement that comprises part of a Secured Loan Transaction”.

7.	Table 2 and Table 4 of Schedule 2A each is hereby amended by deleting the column with the caption “Ownership rate” and deleting footnote (2).

8.	Exhibit A of the Agreement is hereby amended to add the following new definitions:

“Secured Loan Agreement” – means a loan agreement entered into by Contractor, as borrower, as part of a Secured Loan Transaction.

“Secured Loan Aircraft” – means each Secured Loan Eligible Aircraft that is financed pursuant to a Secured Loan Transaction.

“Secured Loan Eligible Aircraft” means Aircraft Number 34 through and including Aircraft Number 40 in Block 1 of the 2015 New Aircraft and Aircraft Number 48 in Block 3 of New Aircraft.

“Secured Loan Ownership Rate” – is defined in Section 3.6(e).

“Secured Loan Security Interest” – means a security interest granted on a Secured Loan Aircraft in connection with a Secured Loan Transaction.

“Secured Loan Transaction” – means the financing of any Secured Loan Eligible Aircraft pursuant to Section 3.8(a). For the avoidance of doubt, the financing of each such aircraft shall be a separate Secured Loan Transaction.

“United Bankruptcy Default” – means the occurrence of any of the following events:

(a)         United shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization, liquidation or other relief in a proceeding under the U.S. Bankruptcy Code (as in effect at such time) or United shall seek relief by voluntary petition, answer, or consent under the provisions of any other bankruptcy or other similar law providing for the reorganization or winding-up of corporations (as in effect at such time); or

(b)         an order, judgment or decree shall be entered by any court of competent jurisdiction appointing, without the consent of United, a receiver, trustee or liquidator of United or of substantially all of its property, or sequestering substantially all of the property of United, and any such order, judgment or decree of appointment or sequestration shall remain in force undismissed, unstayed or unvacated for a period of 90 days after the date of entry thereof; or

(c)         a petition against United in a proceeding under the U.S. Bankruptcy Code (as in effect at such time) or any other bankruptcy laws or other insolvency laws shall be filed and shall not be withdrawn or dismissed within 90 days thereafter, or, under the provisions of any law providing for reorganization or winding-up of corporations which may apply to United, any court of competent jurisdiction shall assume jurisdiction, custody or control of United or of substantially all of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of 90 days.

Except as otherwise specified herein, capitalized terms shall have the meanings ascribed to such terms in the Agreement. This Amendment may be executed in counterparts. Except as expressly amended in this Amendment, the Agreement will remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed in duplicate (each of which duplicates are deemed to be an original) by their duly authorized representatives as of the date first set forth above.

UNITED AIRLINES, INC.

By:
Name: Ted Davidson Title: Vice President - Procurement

MESA AIR GROUP, INC.

By:
Name: Brian S. Gillman Title: EVP & General Counsel

MESA AIRLINES, INC.

By:
Name: Brian S. Gillman Title: EVP & General Counsel